Exhibit 99

News Release

CCNE	Contact: Charles R. Guarino
NASDAQ	Treasurer
L I S T E D	(814) 765-9621

CNB FINANCIAL TO PARTICIPATE IN CAPITAL PURCHASE PROGRAM CLEARFIELD, PENNSYLVANIA – December 19, 2008

CNB Financial Corporation [Nasdaq: CCNE] announced today that it received preliminary approval effective December 11, 2008 from the U.S. Department of Treasury to participate in its Capital Purchase Program (CPP).

Subject to final regulatory approval, and upon completion of the transaction, CNB Financial will receive $21.4 million from the Department of the Treasury in exchange for the issuance of $21.4 million in shares of senior preferred stock and warrants to purchase 270,202 shares of common stock (based on a purchase price of $11.88 per share).

“CNB Financial has a long history of financial strength and has consistently maintained its status as a well-capitalized institution under regulatory guidelines. However, notwithstanding the current economic turmoil, we are experiencing significant growth in both loans and deposits and this additional capital will allow us to continue to grow by meeting the financial needs of the businesses and individuals we serve and help stimulate economic activity in our region,” said William F. Falger, President and CEO of CNB Financial Corporation.

CNB Financial Corporation is a $1 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include two loan production offices, a private banking division, and twenty-four full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.